                                                                      EXHIBIT 12

               OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES

      COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 1998
                       Amounts in millions, except ratios

                                           1998   1997   1996   1995   1994
----------------------------------------- ------ ------ ------ ------ ------
Income (loss) from continuing
 operations(a) .......................... $  400 $  245 $  486 $  325 $ (236)
                                          ------ ------ ------ ------ ------
  Add:
    Provision (credit) for taxes on
     income (other than foreign oil and
     gas taxes)..........................    204     47     99    155    (59)
    Interest and debt expense(b) ........    576    446    492    591    586
    Portion of lease rentals
     representative of the interest
     factor..............................     36     39     38     43     50
                                          ------ ------ ------ ------ ------
                                             816    532    629    789    577
                                          ------ ------ ------ ------ ------
Earnings before fixed charges............ $1,216 $  777 $1,115 $1,114 $  341
                                          ====== ====== ====== ====== ======
Fixed charges
    Interest and debt expense including
     capitalized interest(b) ............ $  594 $  462 $  499 $  595 $  589
    Portion of lease rentals
     representative of the interest
     factor..............................     36     39     38     43     50
                                          ------ ------ ------ ------ ------
    Total fixed charges.................. $  630 $  501 $  537 $  638 $  639
                                          ====== ====== ====== ====== ======
Ratio of earnings to fixed charges.......   1.93   1.55   2.08   1.75    n/a(c)
========================================= ====== ====== ====== ====== ======

(a) Includes (1) minority interest in net income of majority-owned subsidiaries having fixed charges and (2) income from less-than-50-percent-owned equity investments adjusted to reflect only dividends received.
(b) Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.
(c) Not computed due to less than one-to-one coverage. Earnings were inadequate to cover fixed charges by $298 million in 1994.